Report of Independent Accountants
To the Trustees of
Performance Funds Trust

We have examined management's assertion about Performance Funds
 Trust's (the "Trust")
compliance with the requirements of subsections (b) and (c) of
 Rule 17f-2 under the
Investment Company Act of 1940 ("the Act") as of May 31, 1999
 included in the
accompanying Management Statement Regarding Compliance with
 Certain Provisions of the
Investment Company Act of 1940. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination. Our examination was made in accordance with standards established by the American Institute
of Certified Public Accountants and accordingly included examining, on a test basis, evidence
about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 1999, and for the period from June 1, 1998 through
May 31, 1999, with respect to agreement of purchases and
 sales of securities and similar
investments, without prior notice to management:
? Count and inspection of all securities and similar
 investments located in the vault of
Trustmark National Bank (the "Custodian") in Jackson,
 Mississippi;
? Confirmation of all securities and similar investments held by institutions in book entry form (the Federal Reserve Bank of Atlanta, the Depository
 Trust Company and The Bank
of New York);
? Reconciliation of confirmation results as to all such
 securities and similar investments to
the books and records of the Trust and the Custodian; and ? Testing of liquidation of all receivables for securities sold but not delivered and all other reconciling items between the books and records of the Trust and those of the Custodian;
? Agreement of five investment purchases and five investment sales or maturities since our
last examination from the books and records of the Trust to respective trade tickets.


We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.
In our opinion, management's assertion that Performance Funds Trust was in compliance with the above mentioned provisions of Rule 17f-2 of the Investment
 Company Act of 1940 as of
May 31, 1999 is fairly stated, in all material respects.
This report is intended solely for the information and use of management of Performance
Funds Trust and Securities and Exchange Commission and should not be used for any other
purpose.

PricewaterhouseCoopers LLP
July 16, 1999

Management Statement Regarding Compliance with
Certain Provisions of the Investment Company Act of 1940

We, as members of management of Performance Funds Trust
(the "Trust"), are responsible for
complying with the requirements of subsections (b)
 and (c) of Rule 17f-2, "Custody of
Investments by Registered Management Investment Companies,"
 of the Investment Company
Act of 1940.  We are also responsible for establishing and
 maintaining an effective internal
control structure over compliance with those requirements.
 We have performed an evaluation
of the Trust's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 1999.
Based on this evaluation, we assert that the Trust was in compliance with those provisions of
Rule 17f-2 of the Investment Company Act of 1940 as of
 May 31, 1999 with respect to
securities and similar investments reflected in the investment account of the Trust.

Performance Funds Trust
By:


Frank M. Deutchki
Treasurer - Performance Funds Trust